              INDEX TO TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY
                          COMBINED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                          -----
FISCAL YEARS ENDED DECEMBER 30, 2000, JANUARY 1, 2000 AND JANUARY 2, 1999
-------------------------------------------------------------------------
 Report of Independent Auditors .........................................   2
 Combined Balance Sheets ................................................   3
 Combined Statements of Income ..........................................   4
 Combined Statements of Changes in Net Worth ............................   5
 Combined Statements of Cash Flows ......................................   6
 Notes to Combined Financial Statements .................................   7
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
 Unaudited Combined Balance Sheets ......................................   8
 Unaudited Combined Statements of Income ................................   9
 Unaudited Combined Statements of Changes in Net Worth ..................  10
 Unaudited Combined Statements of Cash Flows ............................  11
 Notes to Combined Financial Statements .................................  12

                        REPORT OF INDEPENDENT AUDITORS


Textron Inc.
Providence, Rhode Island


     We have audited the accompanying combined balance sheets of the Trim Division of Textron Automotive Company (TAC-Trim), a business segment of Textron Inc. (Textron), as of December 30, 2000 and January 1, 2000 and the related combined statements of income, changes in net worth and cash flows for each of the three years in the period ended December 30, 2000. These financial statements are the responsibility of Textron's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TAC-Trim at December 30, 2000 and January 1, 2000 and the combined results of its operations and its cash flows for each of the three years in the period ended December 30, 2000, as described in Note 1, in conformity with accounting principles generally accepted in the United States.


     As discussed in Note 4 to the combined financial statements, in 2000 TAC-Trim changed its method of accounting for pre-production costs in accordance with Emerging Issues Task Force No. 99-5, "Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements".



/s/ Ernst & Young LLP


August 24, 2001
Toledo, Ohio

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

                            COMBINED BALANCE SHEETS




                                                                      DECEMBER 30,     JANUARY 1,
                                                                          2000            2000
                                                                     --------------   -----------
                                                                        (DOLLARS IN MILLIONS)
ASSETS
Current assets:
 Cash and cash equivalents .......................................     $    30.3       $    21.8
 Accounts receivable (net of allowances of $5.2 and $7.8).........         195.3           244.4
Inventories ......................................................          46.8            43.3
 Other current assets ............................................          40.5            28.4
                                                                       ---------       ---------
 Total Current Assets ............................................         312.9           337.9
Property, plant and equipment, net ...............................         475.3           416.4
Goodwill, net ....................................................         185.0           236.2
Reimbursable tooling costs .......................................          82.2            25.8
Engineering and design costs .....................................           1.6            90.9
Other assets .....................................................          34.8            25.2
                                                                       ---------       ---------
Total assets .....................................................     $ 1,091.8       $ 1,132.4
                                                                       =========       =========
LIABILITIES AND NET WORTH
Current liabilities:
Accounts payable .................................................     $   278.1       $   304.5
Current portion of long-term debt and short-term debt ............          37.4            12.6
Other current liabilities ........................................          91.1            76.0
                                                                       ---------       ---------
 Total current liabilities .......................................         406.6           393.1
Long-term debt ...................................................           6.9             6.3
Postretirement benefit obligation ................................          63.1            61.1
Other liabilities ................................................         100.7           123.3
                                                                       ---------       ---------
Total liabilities ................................................         577.3           583.8
Net worth ........................................................         514.5           548.6
                                                                       ---------       ---------
Total liabilities and net worth ..................................     $ 1,091.8       $ 1,132.4
                                                                       =========       =========

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

                         COMBINED STATEMENTS OF INCOME




                                                                               YEAR ENDED
                                                               -------------------------------------------
                                                                DECEMBER 30,    JANUARY 1,     JANUARY 2,
                                                                    2000           2000           1999
                                                               --------------  ------------  -------------
                                                                          (DOLLARS IN MILLIONS)
Revenues ....................................................    $  1,871.0     $  1,810.1    $  1,524.9
Cost of sales ...............................................       1,612.9        1,585.5       1,333.6
                                                                 ----------     ----------    ----------
Gross profit ................................................         258.1          224.6         191.3
Costs and expenses:
 Selling and administrative .................................          75.9           60.0          40.0
 Engineering, research and development ......................          17.0           14.0          13.3
 Special charges (credits) ..................................          27.0           (7.7)         24.8
 Goodwill amortization ......................................          10.5           10.9          10.2
                                                                 ----------     ----------    ----------
Operating income ............................................         127.7          147.4         103.0
Other income (expense):
 Interest expense ...........................................          (5.8)          (1.2)         (0.1)
 Other -- net ...............................................           2.9            2.4           3.9
                                                                 ----------     ----------    ----------
Income before minority interest, income taxes and cumulative
 effect of change in accounting principle ...................         124.8          148.6         106.8
Minority interest in loss of affiliates .....................           5.4            3.5            --
                                                                 ----------     ----------    ----------
Income before income taxes and cumulative effect of change in
 accounting principle .......................................         130.2          152.1         106.8
Income taxes ................................................          61.1           59.5          41.1
                                                                 ----------     ----------    ----------
Income before cumulative effect of change in accounting
 principle ..................................................          69.1           92.6          65.7
Cumulative effect of change in accounting principle, net of
 income taxes ...............................................         (59.1)            --            --
                                                                 ----------     ----------    ----------
Net income ..................................................    $     10.0     $     92.6    $     65.7
                                                                 ==========     ==========    ==========

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

                  COMBINED STATEMENTS OF CHANGES IN NET WORTH




                                                               ACCUMULATED
                                               ACCUMULATED        OTHER
                                             NET INVESTMENT   COMPREHENSIVE     TOTAL
                                              AND EARNINGS    INCOME (LOSS)   NET WORTH
                                            ---------------- --------------- ----------
                                                       (DOLLARS IN MILLIONS)
BALANCES AT JANUARY 3, 1998 ...............     $  511.9         $  (6.0)     $  505.9
 Net income ...............................         65.7              --          65.7
 Currency translation adjustments .........           --            (2.0)         (2.0)
                                                                              --------
 Comprehensive income .....................           --              --          63.7
 Dividends to Textron .....................        (12.2)             --         (12.2)
 Net transfers to Textron .................        (24.1)             --         (24.1)
                                                --------         -------      --------
BALANCES AT JANUARY 2, 1999 ...............        541.3            (8.0)        533.3
 Net income ...............................         92.6              --          92.6
 Currency translation adjustments .........           --            (5.4)         (5.4)
 Minimum pension liability ................           --            (2.4)         (2.4)
                                                                              --------
 Comprehensive income .....................           --              --          84.8
 Dividends to Textron .....................         (5.0)             --          (5.0)
 Net transfers to Textron .................        (64.5)             --         (64.5)
                                                --------         -------      --------
BALANCES AT JANUARY 1, 2000 ...............        564.4           (15.8)        548.6
 Net income ...............................         10.0              --          10.0
 Currency translation adjustments .........           --            (8.6)         (8.6)
 Minimum pension liability ................           --             2.4           2.4
                                                                              --------
 Comprehensive income .....................           --              --           3.8
 Dividends to Textron .....................        (11.7)             --         (11.7)
 Net transfers to Textron .................        (26.2)             --         (26.2)
                                                --------         -------      --------
BALANCES AT DECEMBER 30, 2000 .............     $  536.5          $(22.0)     $  514.5
                                                ========         =======      ========

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS




                                                                                  YEAR ENDED
                                                                   ----------------------------------------
                                                                    DECEMBER 30,    JANUARY 1,   JANUARY 2,
                                                                        2000           2000         1999
                                                                   --------------  ------------ -----------
                                                                            (DOLLARS IN MILLIONS)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income ......................................................     $  10.0        $   92.6     $  65.7
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Cumulative effect of change in accounting principle ............        59.1              --          --
 Depreciation ...................................................        53.3            44.8        37.2
 Amortization ...................................................        10.5            10.9        10.2
 Minority interest in loss of affiliate .........................        (5.4)           (3.5)         --
 Provision for losses on receivables ............................         0.3             0.4         1.8
 Loss on disposal of fixed assets ...............................         1.7             4.0         2.7
 Special charges (credit), net ..................................        27.0            (7.7)       24.8
 Deferred income taxes (credit) .................................       (22.8)           12.2         7.8
 Changes in assets and liabilities excluding those related to acquisitions:
    Accounts receivable .........................................        61.9           (26.1)       10.7
    Other current and noncurrent assets .........................       (18.4)            1.3       (17.3)
    Accounts payable ............................................       (39.3)           59.7       (21.8)
    Other current and noncurrent liabilities ....................        (4.6)            4.4         9.2
    Other, net ..................................................        16.7            (1.6)       (4.7)
                                                                      -------        --------     -------
Net cash provided by operating activities .......................       150.0           191.4       126.3
CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired .................       (14.7)          (35.4)      (36.9)
Net proceeds from disposals .....................................         0.6              --         2.7
Capital expenditures ............................................       (76.8)          (78.4)      (59.7)
                                                                      -------        --------     -------
Net cash used in investing activities ...........................       (90.9)         (113.8)      (93.9)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Increase (decrease) in short-term debt ..........................        (8.4)           11.1          --
Proceeds from issuance of long-term debt ........................          --             3.4          --
Principal payments on long-term debt ............................        (4.3)           (3.4)       (5.3)
Dividends paid ..................................................       (11.7)           (5.0)      (12.2)
Net transfers to Textron ........................................       (26.2)          (64.5)      (24.1)
                                                                      -------        --------     -------
Net cash used in financing activities ...........................       (50.6)          (58.4)      (41.6)
                                                                      -------        --------     -------
Net increase (decrease) in cash and cash equivalents ............         8.5            19.2        (9.2)
Cash and cash equivalents at beginning of year ..................        21.8             2.6        11.8
                                                                      -------        --------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR ........................     $  30.3        $   21.8     $   2.6
                                                                      =======        ========     =======

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 30, 2000


1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     The Trim Division of Textron Automotive Company (TAC-Trim) is a business segment of Textron Inc. (Textron). TAC-Trim, consisting of a number of legal entities, is a global automotive supplier of interior and exterior trim components and systems with manufacturing facilities located in North America, Europe, the United Kingdom and South America.

     These financial statements include the results of operations and all of the assets and liabilities attributable to TAC-Trim. This includes costs incurred by Textron Automotive Company and Textron corporate offices that are directly attributable to TAC-Trim's operations as well as TAC-Trim's allocable share of certain segment costs. Such costs relate to various services provided to TAC-Trim including internal audit, legal, tax, acquisitions analysis and treasury management. It is the segment's policy to allocate central operating costs, on the basis of direct usage when identifiable, and on the basis of annual sales when direct usage is not identifiable. In the opinion of management, this method of allocation is reasonable and consistent with the allocation historically followed by TAC-Trim.

     Income tax expense, and tax assets and liabilities have been determined as if the legal entities comprising TAC-Trim had filed separate income tax returns. Interest expense included in the combined statements of income represents interest expense on third party debt in certain foreign countries.

     The amount receivable from or payable to Textron is included in the combined balance sheets as part of net worth. It represents a net balance as the result of various transactions between TAC-Trim and Textron. There are no terms of settlement or interest charges associated with the account balance. The net balance is primarily the result of TAC-Trim's participation in Textron's central cash management program, wherein all of TAC-Trim's cash receipts in North America, Europe and the United Kingdom are pooled with those from other Textron subsidiaries and all cash disbursements are funded by Textron. Other transactions include intercompany purchases and sales, TAC-Trim's pro rata share of the current portion of consolidated income tax liabilities, and other expenses incurred by Textron on behalf of TAC-Trim.

     All significant balances arising from transactions between TAC-Trim entities have been eliminated.

     The preparation of these financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the statements and accompanying notes. Some of the more significant estimates include the portion of segment costs benefiting the operations of TAC-Trim, accounts receivable and inventory valuations and workers' compensation and environmental reserves. Management's estimates are based on the facts and circumstances available at the time estimates are made, past historical experience, risk of loss, general economic conditions and trends, and management's assessments of the probable future outcome of these matters. Consequently, actual results could differ from such estimates.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Significant accounting policies appear in italics as an integral part of the notes to the statements to which the policies relate.


CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and short-term, highly liquid securities with original maturities of ninety days or less.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION


     Revenue is generally recognized when products are delivered or services are performed.


     Effective October 1, 2000 TAC-Trim adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes the Securities and Exchange Commission's views regarding the application of generally accepted accounting principles to selected revenue recognition issues. The adoption and implementation of SAB 101 did not have a material effect on the results of operations or financial position of TAC-Trim.



2. ACQUISITIONS


     During 2000, 100% of the voting shares of a holding company owning 56.5% of the economic interest in Plascar Industria e Comerico Ltda (Plascar), a Brazilian manufacturer of interior trim parts were acquired. This business was acquired for $38.7 million, including the assumption of $37.8 million of debt. The fair value of the net assets acquired exceeded the purchase price by $47.5 million. The resulting discount reduced fixed assets at the acquisition date.


     Additionally in 2000, 30% of the outstanding shares of Textron Breed Automotive S.r.l. were purchased, bringing total ownership of this Italian manufacturer of interior and exterior trim parts to 90%. This business has been renamed Textron Automotive Company Italia, S.r.l. (Italia). During 2000, Italia purchased the molding operations of Fiat located at Cassino, Italy. The total cost of these two acquisitions was $8.6 million. The excess of the purchase price over the fair value of the net assets has been recorded as goodwill and is not significant.


     Finally, in 2000, all of the shares of M & C Advanced Processes, Inc., a research and development company based in Michigan that developed and patented a closed loop process control system for injection molding, were acquired. The cost of the purchase was $5.2 million and was allocated primarily to the patents and other technology acquired.


     During 1999, a joint venture was formed with Breed Technologies, Inc. and Italy-based Magneti Marelli S.p.A. Textron contributed $36.2 million for a 60% ownership interest in Textron Breed Automotive s.r.l. Goodwill relating to this transaction of $12.0 million, representing the excess of the purchase price over the preliminary determination of fair value of net assets, was recorded in 1999. In 2000, the goodwill was reduced for final adjustments to the purchase price allocation and the settlement of acquisition issues with Breed.


     In 1998, all of the shares of Gerald Bloom Holdings Limited, also known as Midland Industrial Plastics (MIP), were acquired. Its subsidiaries, which included two joint ventures, are located in the United Kingdom and primarily manufacture and assemble interior trim products. The purchase cost was $47.1 million, including $10.2 million for the assumption of debt. Goodwill of $29.1 million relating to the purchase was recorded.


     The purchase method of accounting has been used for all acquisitions during the past three years. Since Textron has majority interest in all of the businesses mentioned, they have been combined in the balance sheets and any applicable amounts of minority interests have been recorded in other liabilities.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

2. ACQUISITIONS (CONTINUED)

     Pro forma revenues, income before cumulative effect of change in accounting principle, and net income for 2000 and 1999 as if the Plascar acquisition had occurred at the beginning of 1999 are as follows:



                                                          YEAR ENDED
                                                ------------------------------
                                                 DECEMBER 30,      JANUARY 1,
                                                     2000             2000
                                                --------------   -------------
                                                        (IN MILLIONS)
   Revenues:
    As reported .............................     $  1,871.0      $  1,810.1
    Pro forma ...............................        1,929.9         1,918.2
   Income before income taxes and cumulative
    effect of change in accounting principle:
    As reported .............................     $    130.2      $    152.1
    Pro forma ...............................          124.0           142.0
   Net income:
    As reported .............................     $     10.0      $     92.6
    Pro forma ...............................            5.0            83.8

     The pro forma effects of all other acquisitions in 2000, 1999, and 1998 were not material.


3. INVENTORIES


     Inventories are carried at the lower of cost or market. Inventories consist of the following:



                                DECEMBER 30,     JANUARY 1,
                                    2000            2000
                               --------------   -----------
                                      (IN MILLIONS)
   Finished goods ..........      $  8.0          $  9.4
   Work in process .........         7.4             5.2
   Raw materials ...........        31.4            28.7
                                  ------          ------
                                  $ 46.8          $ 43.3
                                  ======          ======

     Inventories aggregating $24.1 million and $28.7 million at the end of 2000 and 1999, respectively, were valued by the last-in, first-out (LIFO) method. Had such LIFO inventories been valued at current costs, their carrying values would have been approximately $23.9 million at year-end 2000 and $28.2 at year-end 1999.


4. LONG-TERM ASSETS


     The cost of property, plant, and equipment is depreciated based on the assets' estimated useful lives (buildings -- twenty to forty years, machinery and equipment -- four to twenty years) using the straight-line method. Expenditures for improvements that increase asset values and extend useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

4. LONG-TERM ASSETS (CONTINUED)

     Property, plant and equipment consist of the following:



                                              DECEMBER 30,     JANUARY 1,
                                                  2000            2000
                                             --------------   -----------
                                                    (IN MILLIONS)
   At cost:
    Land and buildings ...................      $  159.3       $  126.1
    Machinery and equipment ..............         662.8          591.4
                                                --------       --------
                                                   822.1          717.5
   Less accumulated depreciation .........         346.8          301.1
                                                --------       --------
                                                $  475.3       $  416.4
                                                ========       ========

     Effective January 2, 2000, TAC-Trim adopted Emerging Issues Task Force Consensus 99-5, "Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements" (EITF 99-5). This consensus requires that all design and development costs, in excess of contractual reimbursements, (i) for products to be sold under long-term supply arrangements be expensed as incurred, and (ii) for tools that the customer will own be expensed unless the supply arrangement provides the supplier the noncancelable right to use the tool during the supply arrangement.

     TAC-Trim reported a cumulative effect of change in accounting principle of $59.1 million net of income tax benefit of $31.8 million in 2000 related to the adoption of this consensus. Pro forma income before income taxes and net income as if the provisions of EITF 99-5 had been applied during the years ended 1999 and 1998 are as follows:



                                         YEAR ENDED
                                 --------------------------
                                  JANUARY 1,     JANUARY 2,
                                     2000           1999
                                 ------------   -----------
                                       (IN MILLIONS)
   Income before income taxes:
    As reported ..............     $  152.1      $  106.8
    Pro forma ................        135.0          85.8
   Net income:
    As reported ..............         92.6          65.7
    Pro forma ................         82.3          53.1

     Tooling project costs, net of customer billings, for which the customer is contractually obligated to reimburse TAC-Trim have been capitalized and classified as reimbursable tooling costs. Assets recognized for tooling owned by TAC-Trim are recorded in fixed assets. TAC-Trim owned tooling recorded in fixed assets totaled $13.5 million and $5.6 million at year-end 2000 and year-end 1999, respectively, net of accumulated depreciation.

     Intangible assets are principally comprised of goodwill that is amortized on the straight-line method over ten to forty years, with a significant portion being amortized over twenty years. Accumulated amortization of intangible assets totaled $97 million and $88.7 million at year-ends 2000 and 1999, respectively.

     Goodwill is periodically reviewed for impairment by comparing the carrying amount to the estimated future undiscounted cash flows of the businesses acquired. If this review indicates that goodwill is not recoverable, the carrying amount would be reduced to fair value. In addition, TAC-Trim's management assesses long-lived assets, including associated goodwill, for impairment under Financial Accounting Standards Board's (FASB) Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

4. LONG-TERM ASSETS (CONTINUED)

     During 2000, a write-down of goodwill arising from the acquisition of certain U.K. operations of $27 million was recognized. See Note 12 for further discussion.


5. DEBT AND CREDIT FACILITIES

     Debt consists of the following:


                                                            DECEMBER 30,     JANUARY 1,
                                                                2000            2000
                                                           --------------   -----------
                                                                  (IN MILLIONS)
   Short-term debt:
    Credit facilities (a) ..............................      $  34.2         $  11.1
    Current portion of long-term debt ..................          3.2             1.5
                                                              -------         -------
   Total short-term debt ...............................         37.4            12.6
   Long-term debt:
    Government subsidized debt (b) .....................          4.5              --
    Credit facilities (c) ..............................          3.9             5.5
    Equipment financing and capital leases (d) .........          1.7             2.3
    Current portion of long-term debt ..................         (3.2)           (1.5)
                                                              -------         -------
   Total long-term debt ................................          6.9             6.3
                                                              -------         -------
   Total debt ..........................................      $  44.3         $  18.9
                                                              =======         =======

(a) For 2000, the interest rate on $27.7 million of these borrowings was fixed at 16.5% and $6.5 million of these borrowings were at variable interest rates (current rate of 9.0%). In 1999, the borrowings were at variable interest rates between 4.5% and 6.0%. These borrowings are due on demand.

(b) Brazilian Government subsidized (BNDES) variable rate term loans with current rate of 9.8%. Maturity dates range from June 2002 to September 2003.

(c) Variable rate with current rate of 7.0% for 2000 and various fixed and variable rates with a current weighted average of 4.8% for 1999. Maturity date of June 2002.

(d) Various fixed and variable rates with weighted averages of 7.2% and 7.7% at year-ends 2000 and 1999, respectively. Maturity dates range from June 2001 to May 2005.

     Additionally, TAC-Trim operating companies in Italy and Brazil have uncommitted credit arrangements denominated in local currency with various banks for both short- and long-term borrowings. There were no borrowings under these agreements at December 30, 2000 or January 1, 2000. Textron guarantees certain of these arrangements.

     Future payments on long-term debt for the five years subsequent to 2000 will be approximately as follows: $3.2 million for 2001, $6.2 million for 2002, $0.4 million for 2003, $0.2 million for 2004, and $0.1 million for 2005.

     Interest paid amounts to $5.7 million, $ 1.5 million and $0.4 million in 2000, 1999 and 1998, respectively.

     The weighted-average interest rate on credit facility borrowings was 15.1% and 5.7% at year-ends 2000 and 1999, respectively.


6. TRANSLATION OF FOREIGN CURRENCIES, FOREIGN EXCHANGE TRANSACTIONS

     Foreign currency denominated assets and liabilities are translated into U.S. dollars with the adjustments from the currency rate changes being recorded in net worth until the related foreign entity is sold or substantially liquidated.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

6. TRANSLATION OF FOREIGN CURRENCIES, FOREIGN EXCHANGE TRANSACTIONS (CONTINUED)

     TAC-Trim uses derivative financial instruments to reduce the impact of changes in foreign exchange rates on its earnings, cash flows and fair values of assets and liabilities.

     TAC-Trim enters into derivative financial contracts based on analysis of economic exposures and by policy prohibits holding or issuing derivative financial instruments for trading purposes.

     Credit risk associated with non-performance by counter parties is mitigated by using major financial institutions with high credit ratings and by limiting the amount of derivative contracts entered into with each institution. In addition, certain contracts have been entered with another unrelated business unit of Textron.

     TAC-Trim primarily uses foreign exchange forward contracts and options to reduce the exchange rate risk of foreign currency transactions. The maturities are generally less than twenty-four months. The foreign exchange forward contracts require the exchange of a foreign currency for the local functional currency at a future date. The option contracts permit, but do not require, the exchange of specified amounts of foreign currencies at specified future dates. These contracts are recorded at their fair value.The open contracts totaled approximately $60.2 million and $62.4 million in notional amounts, with carrying values totaling $1.9 million and $(1.3) million at year-end 2000 and year-end 1999, respectively. Foreign exchange gains and losses included in other -- net are not material.

     The fair value of other financial instruments was estimated based on the following methods and assumptions:

          CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND NOTES PAYABLE: the carrying amount approximates fair value due to the short maturity of these instruments.

          LONG-TERM DEBT: the fair value is estimated based on quoted market prices for the same or similar issues or the current rates offered to TAC-Trim for debt with the same or similar remaining maturities and terms. The carrying value approximates estimated fair value because of variable interest rates and relatively short maturities.


7. ACCUMULATED OTHER COMPREHENSIVE LOSS

     Accumulated other comprehensive loss consists of the following:



                                                          YEAR ENDED
                                            ---------------------------------------
                                             DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                 2000          2000         1999
                                            -------------- ------------ -----------
                                                         (IN MILLIONS)
   Accumulated currency translation losses      $ 22.0       $  13.4       $ 8.0
   Minimum pension liability ..............         --           2.4          --
                                                ------       -------       -----
                                                $ 22.0       $  15.8       $ 8.0
                                                ======       =======       =====

8. CONCENTRATIONS OF CREDIT RISK

     Approximately 70% and 77% of the trade accounts receivable before allowances at year-end 2000 and year-end 1999, respectively, were represented by four customers, with one customer representing approximately 30% and 39% of the accounts receivable balance, respectively, at those dates.

     Revenues to four major customers approximated 87%, 91%, and 91% of total revenues for year-ends 2000, 1999, and 1998, respectively.

     TAC-Trim's customer base consists of the largest automotive manufacturers in the world. Accordingly, TAC-Trim generally does not require collateral and its trade receivables are unsecured.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

9. OPERATING LEASES

     Rental expense approximated $24.9 million, $22.2 million, and $19.2 million in 2000, 1999, and 1998, respectively.

     Future minimum rental commitments as of December 30, 2000 approximated $17 million for 2001; $13 million for 2002; $8 million for 2003; $6 million for 2004; $1 million for 2005; and $4 million thereafter.


10. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     TAC-Trim employees participate in the Textron Master Retirement Plan, a noncontributory defined benefit pension plan covering substantially all Textron employees in the United States. In general, for salaried participants, employees become vested upon attaining five years of service, and benefits are based on years of service and compensation. Salaried employees at TAC-Trim locations in Canada participate in certain consolidated Textron retirement plans. Vesting and benefits for hourly employees are based on specific local arrangements.

     Employees in Europe and South America participate in pension and other post-retirement arrangements that cover only TAC-Trim employees at the location and are independent from any other Textron plans.

     Textron's funding policy is consistent with applicable laws and regulations. Pension plan assets consist principally of corporate and government bonds and common stocks.

     The following summarizes the change in benefit obligation; the change in plan assets; the funded status; and reconciliation to the amount recognized in the balance sheets for the pension and other postretirement benefit plans. Amounts relating to the Textron Master Retirement Plan have been allocated to TAC-Trim employees based on actuarially determined amounts.




                                                                                             POSTRETIREMENT BENEFITS
                                                                 PENSION BENEFITS              OTHER THAN PENSIONS
                                                           -----------------------------   ----------------------------
                                                            DECEMBER 30,     JANUARY 1,     DECEMBER 30,     JANUARY 1,
                                                                2000            2000            2000            2000
                                                           --------------   ------------   --------------   -----------
                                                                                  (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year ................      $  159.6        $  158.5        $  49.4         $  54.4
Service cost ...........................................           9.7            10.0            1.6             1.8
Interest cost ..........................................          12.7            11.3            4.0             3.4
Amendments .............................................           9.0             1.8             --              --
Effects of acquisitions ................................           2.8              --             --              --
Effects of dispositions ................................            --            (5.7)            --              --
Plan particpants' contributions ........................            --              --            0.3             0.3
Actuarial (gains)/losses ...............................          (0.4)          (11.9)           4.3            (7.0)
Benefits paid ..........................................          (5.8)           (4.9)          (3.3)           (3.5)
Foreign exchange rate changes ..........................          (0.4)            0.5             --              --
                                                              --------        --------        -------         -------
Benefit obligation at end of year ......................         187.2           159.6           56.3            49.4
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year .........         239.3           215.1             --              --
Actual return on plan assets ...........................           5.4            30.3             --              --
Employer contributions .................................           5.8             3.5             --              --
Effects of acquisitions ................................           4.2              --             --              --
Benefits paid ..........................................          (5.8)           (5.4)            --              --
Foreign exchange rate changes ..........................          (0.4)           (4.2)            --              --
                                                              --------        --------        -------         -------
Fair value of plan assets at end of year ...............         248.5           239.3             --              --
                                                              --------        --------        -------         -------

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

10. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)


                                                                                   POSTRETIREMENT BENEFITS
                                                       PENSION BENEFITS              OTHER THAN PENSIONS
                                                 -----------------------------   ----------------------------
                                                  DECEMBER 30,     JANUARY 1,     DECEMBER 30,     JANUARY 1,
                                                      2000            2000            2000            2000
                                                 --------------   ------------   --------------   -----------
                                                                        (IN MILLIONS)
Funded status of the plan ....................         61.3            79.7           (56.3)          (49.4)
Unrecognized actuarial gain ..................        (55.3)          (70.5)           (5.6)          (10.3)
Unrecognized prior service cost ..............         10.6             5.8            (1.2)           (1.4)
Unrecognized transition net asset ............         (2.9)           (4.5)             --              --
                                                      -----           -----           -----           -----
Net amount recognized in the consolidated
 balance sheet ...............................      $  13.7         $  10.5         $ (63.1)        $ (61.1)
                                                    =======         =======         =======         =======
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE
 SHEETS CONSIST OF
Prepaid benefit cost .........................      $  26.2         $  23.6         $    --         $    --
Accrued benefit liability ....................        (12.5)          (15.5)          (63.1)          (61.1)
Accumulated other comprehensive loss .........           --             2.4              --              --
                                                    -------         -------         -------         -------
Net amount recognized in the combined balance
 sheets ......................................      $  13.7         $  10.5         $ (63.1)        $ (61.1)
                                                    =======         =======         =======         =======

     The following summarizes the net periodic benefit cost for the pension benefits and postretirement benefit plans:



                                                                                       POSTRETIREMENT BENEFITS
                                                  PENSION BENEFITS                       OTHER THAN PENSIONS
                                      ---------------------------------------- ---------------------------------------
                                       DECEMBER 30,   JANUARY 1,   JANUARY 2,   DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                           2000          2000         1999          2000          2000         1999
                                      -------------- ------------ ------------ -------------- ------------ -----------
COMPONENTS OF NET PERIODIC
 BENEFIT COST
Service cost ........................    $   9.7       $  10.0      $   7.8        $  1.6        $  1.7      $  1.2
Interest cost .......................       12.7          11.3         10.5           4.0           3.4         3.5
Expected return on plan assets.......      (19.9)        (17.2)       (15.0)           --            --          --
Amortization of unrecognized
 transition asset ...................       (1.4)         (0.3)        (0.7)         (0.1)         (0.1)       (0.2)
Recognized actuarial (gain)/loss.....         --            --           --          (0.4)         (0.5)       (0.1)
                                         -------       -------      -------        ------        ------      ------
Net periodic benefit cost ...........    $   1.1       $   3.8      $   2.6        $  5.1        $  4.5      $  4.4
                                         =======       =======      =======        ======        ======      ======

     Recognized actuarial (gain)/loss on net pension benefits is being amortized over a twelve year period.


     Major actuarial assumptions used in accounting for defined benefit pension plans are presented below.




                                            DECEMBER 30,     JANUARY 1,     JANUARY 2,
                                                2000            2000           1999
                                           --------------   ------------   -----------
WEIGHTED AVERAGE ASSUMPTIONS AT YEAR END
Discount rate ..........................         7.50%           7.50%         6.75%
Expected return on plan assets .........         9.25%           9.25%         9.25%
Rate of compensation increase ..........         4.80%           4.80%         4.80%

     Postretirement benefit plan discount rates are the same as those used by Textron's defined benefit pension plans.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

10. PENSION BENEFITS AND POSTRETIREMENT BENEFITS OTHER THAN
             PENSIONS (CONTINUED)

     The 2000 health care cost trend rate, which is the weighted average annual assumed rate of increase in the per capita cost of covered benefits was 6% for retirees age 65 and over and 6% for retirees under age 65. Both rates are assumed to decrease to 5.5% by 2003 and then remain at that level. A one-percentage-point change in assumed health care cost trend rates would have the following effects:




                                                                         1%         1%
                                                                      INCREASE   DECREASE
                                                                     ---------- ---------
                                                                        (IN MILLIONS)
   Effect on total of service and interest cost components .........   $  1.0    $ (0.8)
   Effect on postretirement benefit obligation .....................      8.2      (6.7)

     Certain TAC-Trim employees are eligible for locally administered incentive bonus plans and Textron incentive compensation arrangements including the Textron Savings Plan and the Long-Term Incentive Plan. The costs of the Textron Savings Plan, a defined contribution plan amounted to approximately $4.6 million, $4.0 million, and $3.4 million for year-ends 2000, 1999, and 1998, respectively.


11. INCOME TAXES


     Historically, TAC-Trim's operations have been included in the consolidated income tax returns filed by Textron. Income tax expense in the TAC-Trim combined financial statements has been calculated on a separate tax return basis. Tax payments for the U.S. operations are made by Textron on behalf of the consolidated group. No allocation has been made for the U.S. tax payments. Cash payments for income taxes represent payments made by foreign subsidiaries. Cash paid for such income taxes amount to $8.5 million, $6.1 million, and $4.3 million in 2000, 1999 and 1998 respectively.


     A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to more likely than not be realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.


     Components of income before income taxes are as follows:



                                       YEAR ENDED
                       -------------------------------------------
                        DECEMBER 30,     JANUARY 1,     JANUARY 2,
                            2000            2000           1999
                       --------------   ------------   -----------
                                      (IN MILLIONS)
   US ..............      $  98.5         $  96.8       $  66.0
   Foreign .........         31.7            55.3          40.8
                          -------         -------       -------
   Total ...........      $ 130.2         $ 152.1       $ 106.8
                          =======         =======       =======

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

11. INCOME TAXES (CONTINUED)

     Income tax expense (credit) is summarized as follows:


                                                        YEAR ENDED
                                        -------------------------------------------
                                         DECEMBER 30,     JANUARY 1,     JANUARY 2,
                                             2000            2000           1999
                                        --------------   ------------   -----------
                                                       (IN MILLIONS)
   Current:
     Federal ........................      $  54.5         $  20.0        $  17.4
     State ..........................          9.9             6.5            5.9
     Foreign ........................         19.5            20.8           10.0
                                           -------         -------        -------
                                              83.9            47.3           33.3
   Deferred:
     Federal ........................        (23.0)           10.7            4.4
     State ..........................         (3.5)            1.6            0.6
     Foreign ........................          3.7            (0.1)           2.8
                                           -------         -------        -------
                                             (22.8)           12.2            7.8
                                           -------         -------        -------
   Total income tax expense .........      $  61.1         $  59.5        $  41.1
                                           =======         =======        =======

     The following reconciles the federal statutory income tax rate to the effective income tax rate reflected in the combined statements of income:




                                                             YEAR ENDED
                                               ---------------------------------------
                                                DECEMBER 30,   JANUARY 1,   JANUARY 2,
                                                    2000          1999         1998
                                               -------------- ------------ -----------
                                                            (IN MILLIONS)
 Federal statutory income tax rate ...........       35.0%         35.0%       35.0%
 INCREASE (DECREASE) IN TAXES RESULTING FROM:
   State income taxes ........................        3.2           3.5         4.0
   Goodwill ..................................        9.0           1.6         2.2
   Foreign tax rate differential .............        0.3           0.8        (1.4)
   Foreign sales corporation benefit .........       (1.5)         (1.2)       (0.5)
   Change in valuation allowance .............        1.7            --          --
   Research and development credits ..........       (1.2)         (0.9)       (1.1)
   Other, net ................................        0.4           0.3         0.3
                                                     ----          ----        ----
 Effective income tax rate ...................       46.9%         39.1%       38.5%
                                                     ====          ====        ====

     TAC-Trim's deferred tax liability consists of gross deferred tax assets and gross deferred tax liabilities of $59.5 million and $61.7 million, respectively, at the end of 2000 and $62.0 million and $87.5 million, respectively, at the end of 1999.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

11. INCOME TAXES (CONTINUED)

     The components of TAC-Trim's net deferred tax liability were as follows:




                                                   DECEMBER 30,   JANUARY 1,
                                                       2000          2000
                                                  -------------- -----------
                                                        (IN MILLIONS)
   Fixed assets, principally depreciation .......    $ (45.2)      $ (38.9)
   Obligation for postretirement benefits .......       24.1          23.4
   Environmental ................................       11.2          10.0
   Amortization of intangibles ..................       (6.7)         (5.9)
   Net operating loss carryforwards .............        6.2           3.9
   Self-insured liabilities .....................        4.6           6.1
   Pensions .....................................       (4.1)         (3.4)
   Bad debts ....................................        1.1           1.9
   Capitalized engineering and design costs .....         --         (34.8)
   Other ........................................        6.6          12.2
                                                     -------       -------
                                                        (2.2)        (25.5)
   Valuation allowance ..........................       (6.2)         (3.9)
                                                     -------       -------
   Net deferred tax liability ...................    $  (8.4)      $ (29.4)
                                                     =======       =======

     At December 30, 2000 and January 1, 2000, the Company had foreign net operating loss carryforwards of $14.6 and $9.6 million, respectively, expiring through 2005. The Company recorded a valuation allowance to reflect the estimated amount of foreign net operating loss carryforwards, which more likely than not, will not be realized by the Company.

     Deferred income taxes have not been provided for the undistributed earnings of foreign subsidiaries, which approximated $197 million at the end of 2000. Management intends to reinvest those earnings for an indefinite period, except for distributions having an immaterial tax effect. If foreign subsidiaries' earnings were distributed in 2000, income taxes for 2000, net of foreign tax credits, would be increased by approximately $14 million.

     The net deferred tax liabilities are classified in the combined balance sheets as follows:




                                           DECEMBER 30,   JANUARY 1,
                                               2000          2000
                                          -------------- -----------
                                                (IN MILLIONS)
   Current assets .......................    $   8.5       $  16.0
   Long-term liabilities ................      (16.9)        (45.4)
                                             -------       -------
   Net deferred tax liabilities .........    $  (8.4)      $ (29.4)
                                             =======       =======

12. SPECIAL CHARGES (CREDITS)

     TAC-Trim records restructuring liabilities at the time management approves and commits to a restructuring plan that identifies all significant actions to be taken and the expected completion date of the plan. The restructuring liability includes those restructuring costs that (i) can be reasonably estimated, (ii) are not associated with and do not benefit activities that will be continued, and (iii) are not associated with or are not incurred to generate revenues after the commitment date. Restructuring costs are incurred as a direct result of the plan and (i) are incremental to other costs incurred by TAC-Trim in the conduct of its activities prior to the commitment date, or (ii) represent contractual obligations that existed prior to the commitment date and will either continue after the exit plan is completed with no economic benefit to the enterprise or reflect a penalty to cancel a contractual obligation. Additionally, restructuring liabilities

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

12. SPECIAL CHARGES (CREDITS) (CONTINUED)

incurred in conjunction with a business acquisition are recorded as part of the allocation of the initial purchase price of the acquisition (i) as of the acquisition date, management begins to assess and formulate a restructuring plan for the acquired business and (ii) the restructuring plan is approved and committed within one year of the acquisition date.


2000 SPECIAL CHARGES


     Indicators of potential impairment of goodwill were identified in connection with multi-year financial planning in the fourth quarter of 2000. An asset impairment charge of $27 million was recorded in the fourth quarter of 2000 related to certain U.K. operations.


     The undiscounted cash flow projections performed for the U.K. operations were less than the carrying amount of long-lived assets including goodwill indicating there was an impairment. The discounted pre-tax cash flow calculation for purposes of determining the fair value of long-lived assets was performed utilizing the multi-year financial plan to project future cash flows and a risk-based rate of 11%. The cash flow projections used in performing the review of these operating units were based upon management's best estimate of future results. Actual results could differ materially from those estimates.


     Impairment charges recorded in earnings have been included in special charges (credits) in the combined statements of income.


1998-1999 SPECIAL CHARGES (CREDITS)


     To enhance the competitiveness and profitability of its core businesses, TAC-Trim recorded a pretax charge of $24.8 million in 1998. This charge was recorded based on the decision to exit several small, nonstrategic product lines in certain businesses which did not meet Textron's return criteria. The charge included an asset impairment charge and severance costs. The asset impairment charge related to the write-down of long-lived assets, principally machinery and equipment, to their net realizable values based primarily on analyses of future cash flows. Severance costs were included in special charges and are based on established policies and practices.


     In 1999, TAC-Trim reassessed the remaining actions anticipated in the 1998 program and determined that certain projects should be delayed or cancelled while other provisions were no longer necessary. Specifically, provisions for severance and exit costs associated with the decision to exit certain product lines were no longer required due to a decision to build different products in a plant originally anticipated to be closed. Others were completed at costs less than originally anticipated.


     As a result of the above, TAC-Trim reversed approximately $7.7 million of reserves no longer deemed necessary for the 1998 program in 1999. As of December 30, 2000 the 1998 programs have been completed.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

12. SPECIAL CHARGES (CREDITS) (CONTINUED)

     An analysis of TAC-Trim's 1998 and 1999 restructuring related special charges and reserve accounts is summarized below.




                                                ASSET        SEVERANCE
                                             IMPAIRMENTS      & OTHER      TOTAL
                                            -------------   ----------   ---------
                                                        (IN MILLIONS)
   Balance at January 3, 1998 ...........      $    --        $  3.0      $   3.0
     Additional charge ..................          17.6          7.2         24.8
     Utilized ...........................        (17.6)         (0.9)       (18.5)
                                               --------       ------      -------
   Balance at January 2, 1999 ...........           --           9.3          9.3
     Utilized ...........................           --          (1.0)        (1.0)
     No longer required .................           --          (7.7)        (7.7)
                                               --------       ------      -------
   Balance at January 1, 2000 ...........           --           0.6          0.6
     Utilized ...........................           --          (0.3)        (0.3)
                                               --------       ------      -------
   Balance at December 30, 2000 .........      $    --        $  0.3      $   0.3
                                               ========       ======      =======

13. CONTINGENCIES AND ENVIRONMENTAL REMEDIATION


CONTINGENCIES

     In connection with the acquisition of Plascar, there are certain claims by a customer and minority shareholders existing at the acquisition date, which management believes have been indemnified by the seller. In addition, TAC-Trim is subject to legal proceedings and claims arising out of the conduct of its business. Some of these matters seek damages, fines or penalties in substantial amounts. On the basis of information presently available, TAC-Trim management believes that these matters will not have a material effect on TAC-Trim's financial condition, results of operations or cash flows.


ENVIRONMENTAL REMEDIATION

     Environmental liabilities are recorded for estimated remediation costs determined on a site-by-site basis. TAC-Trim's environmental liabilities are undiscounted and do not take into consideration possible future insurance proceeds or amounts recoverable from other third parties.

     TAC-Trim's accrued estimated environmental liabilities are based upon currently available facts, existing technology and presently enacted laws and regulations and are subject to a number of factors and uncertainties. Circumstances which can affect the accruals' reliability and precision include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation and the time period over which remediation may occur. Accrued liabilities relate to disposal costs, U. S. Environmental Protection Agency oversight costs, legal fees and operating and maintenance costs for both currently and formerly owned or operated facilities. TAC-Trim management believes that any changes to the accruals that may result from these factors and uncertainties will not have a material effect on

TAC-Trim's financial condition, results of operations, or cash flows. As of year-ends 2000 and 1999, environmental reserves approximating $30.2 million and $26.1 million, respectively, of which $1.3 million and $1.2 million have been classified as current liabilities, have been established to address these specific estimated potential liabilities. TAC-Trim estimates that its accrued environmental remediation liabilities will likely be paid over the next five to ten years. Certain of these sites also have partial indemnification agreements with third parties.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

14. SEGMENT AND GEOGRAPHIC DATA

     TAC-Trim operates in one segment -- automotive.

     Presented below are revenues by geographic area according to the location of the customer:




                                                         YEAR ENDED
                                        ---------------------------------------------
                                         DECEMBER 30,     JANUARY 1,      JANUARY 2,
                                             2000            2000            1999
                                        --------------   ------------   -------------
                                                        (IN MILLIONS)
   United States ....................     $  1,086.2      $  1,133.7     $  1,049.6
   Canada ...........................          369.8           356.6          305.7
   Latin America and Mexico .........          145.6            78.3           84.1
   Italy ............................          120.6            78.5             --
   United Kingdom ...................           70.9            75.5           21.8
   Other ............................           77.9            87.5           63.7
                                          ----------      ----------     ----------
                                          $  1,871.0      $  1,810.1     $  1,524.9
                                          ==========      ==========     ==========

     Presented below is net property, plant and equipment by geographic area:




                                       DECEMBER 30,   JANUARY 1,
                                           2000          2000
                                      -------------- -----------
                                            (IN MILLIONS)
   United States ....................    $  252.0     $  246.1
   Latin America and Mexico .........        64.2         15.0
   Canada ...........................        47.2         39.9
   Italy ............................        66.1         71.1
   United Kingdom ...................        15.1         19.0
   Other ............................        30.7         25.3
                                         --------     --------
                                         $  475.3     $  416.4
                                         ========     ========

15. RELATED PARTY TRANSACTIONS

     TAC-Trim participates in various Textron sponsored programs including employee benefit plans, treasury operations, foreign exchange risk management, and environmental risk management. Accordingly, the assets and liabilities related to these programs are reflected in the combined financial statements.

     Other intercompany accounts in the combined financial statements relate to manufacturing and distribution operations and are not significant.


16. STOCK BASED COMPENSATION

     Employees of TAC-Trim participate in Textron's 1999 Long-Term Incentive Plan (the Plan). The Plan authorizes awards for key employees in two forms (i) options to purchase Textron shares and (ii) performance share units.

     Stock based compensation awards to employees under the Plan are accounted for using the intrinsic value method prescribed in APB 25, "Accounting for Stock Issued to Employees" and related interpretations.

     Pro forma information regarding net income has been determined using the fair value method. For the purpose of developing the pro forma information, the fair values of options granted after 1995 are estimated at the date of grant using the Black-Scholes option-pricing model. The estimated fair values are

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

16. STOCK BASED COMPENSATION (CONTINUED)

amortized to expense over the options' vesting period. Using this methodology, net income would have been reduced by $2.3 million in 2000, $1.4 million in 1999 and by $0.6 million in 1998.


     The assumptions used to estimate the fair value of an option granted in 2000, 1999, and 1998, respectively, are approximately as follows: dividend yield of approximately 3%, 2% and 2%; expected volatility of 27%, 22% and 18%; risk-free interest rate of 5%, 6% and 4%; and weighted average expected lives of 3.5 years. Under these assumptions, the weighted-average fair value of an option to purchase one share granted in 2000, 1999 and 1998 was approximately $10, $15 and $12 respectively.


     Stock option transactions during the years is summarized as follows:




                                                         2000                    1999                     1998
                                                 ---------------------   ---------------------   ----------------------
                                                             WEIGHTED                WEIGHTED                 WEIGHTED
                                                              AVERAGE                 AVERAGE                 AVERAGE
                                                             EXERCISE                EXERCISE                 EXERCISE
                                                  SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                                 --------   ----------   --------   ----------   --------   -----------
                                                                         (SHARES IN THOUSANDS)
Options outstanding at beginning of year .....      733      $  62.89       546      $  56.57       412      $  45.63
Transfers Out of Trim ........................     (113)        56.63        --            --        --            --
Options granted ..............................      511         45.85       253         73.47       186         74.40
Options exercised ............................      (19)        36.51       (47)        44.04       (52)        33.42
Options canceled .............................      (25)        71.81       (19)        68.65        --            --
Options outstanding at end of year ...........    1,087         55.81       733         62.89       546         56.57
Options exercisable at end of year ...........      466         62.57       394         53.58       299         44.20

     Stock options outstanding at the end of 2000 are summarized as follows:




                                          WEIGHTED
                                          AVERAGE       WEIGHTED                      WEIGHTED
                                         REMAINING       AVERAGE                      AVERAGE
                                        CONTRACTUAL     EXERCISE                      EXERCISE
                        OUTSTANDING         LIFE          PRICE      EXERCISABLE       PRICE
                       -------------   -------------   ----------   -------------   -----------
                                                (SHARES IN THOUSANDS)
DECEMBER 30, 2000:
 $19 - $37 .........         64              3.8        $ 29.42           64          $ 29.42
 $38 - $59 .........        555              9.6        $ 45.65           51          $ 45.88
 $60 - $94 .........        468              8.2        $ 71.45          351          $ 71.03

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY

17. SUBSEQUENT EVENTS -- CHANGE OF OWNERSHIP


     On August 7, 2001 Textron entered into an agreement to sell the TAC-Trim business to Collins & Aikman, Corporation. The Agreement is subject to regulatory approvals and certain other conditions.


18. NEW ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" (SFAS
133). SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. In June 1999, the FASB issued SFAS 137, which deferred the effective date of SFAS 133 to all fiscal quarters beginning after June 15, 2000. In June 2000, the FASB issued SFAS 138 which amended accounting and reporting standards and addressed issues causing implementation difficulties with SFAS 133 for certain derivative instruments and hedging activities. These statements became effective for TAC-Trim on December 30, 2000. TAC-Trim recorded the effect of the change in accounting principle in the first quarter of 2001. The effect of this change in accounting was not material to TAC-Trim's results of operations and financial position.


     In July 2001, the FASB issued SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations will cease upon adoption of this Statement. Goodwill and intangible assets acquired in business combinations completed after June 30, 2001 must comply with the provisions of this Statement. Also under this Statement, companies will be required to evaluate all existing goodwill for impairment within six months of adoption by comparing the fair value of each reporting unit to its carrying value at the date of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the effect of a change in accounting principle. TAC-Trim is evaluating the potential impact of adopting these pronouncements on the results of operations and financial position of TAC-Trim.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY
                  INTERIM COMBINED BALANCE SHEETS (UNAUDITED)




                                                                     SEPTEMBER 29,     SEPTEMBER 30,
                                                                          2001             2000
                                                                    ---------------   --------------
                                                                         (DOLLARS IN MILLIONS)
ASSETS
Current assets:
Cash and cash equivalents .......................................      $    35.6        $    18.3
Accounts receivable (net of allowances of $5.9 and $7.1).........          236.7            266.0
Inventories .....................................................           42.7             48.6
Other current assets ............................................           51.8             39.4
                                                                       ---------        ---------
Total current assets ............................................          366.8            372.3
Property, plant and equipment, net ..............................          482.9            470.9
Goodwill, net ...................................................          183.5            223.5
Reimbursable tooling costs ......................................           62.4             68.2
Engineering and design costs ....................................           12.8              1.0
Other assets ....................................................           38.3             31.0
                                                                       ---------        ---------
Total assets ....................................................      $ 1,146.7        $ 1,166.9
                                                                       =========        =========
LIABILITIES
Current liabilities:
 Accounts payable ...............................................      $   265.3        $   297.0
 Current portion of long-term debt and short-term debt ..........           43.5             34.3
 Other current liabilities ......................................          109.0             85.7
                                                                       ---------        ---------
Total current liabilities .......................................          417.8            417.0
Long-term debt ..................................................            5.0              7.3
Postretirement benefit obligation ...............................           65.7             62.9
Other liabilities ...............................................           98.1            116.6
                                                                       ---------        ---------
Total liabilities ...............................................          586.6            603.8
Net worth .......................................................          560.1            563.1
                                                                       ---------        ---------
Total liabilities and net worth .................................      $ 1,146.7        $ 1,166.9
                                                                       =========        =========

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY
               INTERIM COMBINED STATEMENTS OF INCOME (UNAUDITED)




                                                                                    NINE MONTHS ENDED
                                                                             --------------------------------
                                                                              SEPTEMBER 29,     SEPTEMBER 30,
                                                                                   2001             2000
                                                                             ---------------   --------------
                                                                                  (DOLLARS IN MILLIONS)
Revenues .................................................................     $  1,208.1        $  1,456.3
Cost of sales ............................................................        1,065.0           1,255.7
                                                                               ----------        ----------
Gross profit .............................................................          143.1             200.6
Costs and expenses:
 Selling and administrative ..............................................           51.7              53.6
 Engineering, research and development ...................................           10.5              13.5
 Special charges .........................................................           10.2                --
 Goodwill amortization ...................................................            7.3               8.1
                                                                               ----------        ----------
Operating income .........................................................           63.4             125.4
Other income (expense):
 Interest expense ........................................................           (5.0)             (3.7)
 Other -- net ............................................................           (1.6)              4.2
                                                                               ----------        ----------
Income before minority interest, income taxes and cumulative effect
 of change in accounting principle .......................................           56.8             125.9
Minority interest in net loss of affiliates ..............................             .7               2.6
                                                                               ----------        ----------
Income before income taxes and cumulative effect of change in
 accounting principle ....................................................           57.5             128.5
Income taxes .............................................................           24.4              49.9
                                                                               ----------        ----------
Income before cumulative effect of change in accounting principle ........           33.1              78.6
Cumulative effect of change in accounting principle, net of income
 taxes ...................................................................             --             (59.1)
                                                                               ----------        ----------
Net income ...............................................................     $     33.1        $     19.5
                                                                               ==========        ==========

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY
        INTERIM COMBINED STATEMENTS OF CHANGES IN NET WORTH (UNAUDITED)




                                                                       ACCUMULATED
                                                     ACCUMULATED          OTHER
                                                   NET INVESTMENT     COMPREHENSIVE       TOTAL
                                                    AND EARNINGS      INCOME (LOSS)     NET WORTH
                                                  ----------------   ---------------   ----------
                                                               (DOLLARS IN MILLIONS)
NINE MONTHS ENDED SEPTEMBER 30, 2000
Balances at January 2, 2000 ...................       $  564.4           $ (15.8)       $  548.6
 Net income ...................................           19.5                --            19.5
 Currency translation adjustments .............             --             (11.3)         ( 11.3)
 Minimum pension liability ....................             --               2.4             2.4
                                                                                        --------
 Comprehensive income .........................                                             10.6
 Net transfers from Textron ...................            3.9                --             3.9
                                                      --------           -------        --------
Balances at September 30, 2000 ................       $  587.8           $ (24.7)       $  563.1
                                                      ========           =======        ========
NINE MONTHS ENDED SEPTEMBER 29, 2001
Balances at December 31, 2000 .................       $  536.5           $ (22.0)       $  514.5
 Net income ...................................           33.1                --            33.1
 Currency translation adjustments .............             --               (.2)            (.2)
 Net deferred gain on hedge contracts .........             --               2.2             2.2
                                                                                        --------
 Comprehensive income .........................                                             35.1
 Net transfers from Textron ...................           10.5                --            10.5
                                                      --------           -------        --------
Balances at September 29, 2001 ................       $  580.1           $ (20.0)       $  560.1
                                                      ========           =======        ========

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY
             INTERIM COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)




                                                                        NINE MONTHS ENDED
                                                                 --------------------------------
                                                                  SEPTEMBER 29,     SEPTEMBER 30,
                                                                       2001             2000
                                                                 ---------------   --------------
                                                                      (DOLLARS IN MILLIONS)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net income ...................................................       $  33.1          $  19.5
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Cumulative effect of change in accounting principle .........            --             59.1
 Minority interest in net loss of subsidiary .................           (.7)            (2.6)
 Depreciation ................................................          48.7             40.2
 Amortization ................................................           7.3              8.1
 Provision for losses on receivables .........................           2.0              1.5
 Loss on disposal of fixed assets ............................            .3              1.5
 Special charges, net ........................................          10.2               --
 Deferred income taxes (credit) ..............................           2.8            (24.6)
 Changes in assets and liabilities excluding those related to acquisitions:
 Accounts receivable .........................................         (43.4)           (10.0)
 Other current and noncurrent assets .........................           (.5)             (.7)
 Accounts payable ............................................         (15.1)           (20.4)
 Other current and noncurrent liabilities ....................           7.8             (2.8)
 Other, net ..................................................          10.3              8.4
                                                                     -------          -------
Net cash provided by operating activities ....................          62.8             77.2
CASH FLOWS USED IN INVESTING ACTIVITIES
Acquisition of businesses ....................................            --            (14.7)
Capital expenditures .........................................         (73.7)           (55.0)
Proceeds from disposal of assets .............................           1.2               .2
                                                                     -------          -------
Net cash used in investing activities ........................         (72.5)           (69.5)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Increase (decrease) in short-term debt .......................           7.9            (12.6)
Proceeds from issuance of long-term debt .....................            .8               --
Principal payments on long-term debt .........................          (4.2)            (2.5)
Net transfers from Textron ...................................          10.5              3.9
                                                                     -------          -------
Net cash provided by (used in) financing activities ..........          15.0            (11.2)
                                                                     -------          -------
Net increase (decrease) in cash and cash equivalents .........           5.3             (3.5)
Cash and cash equivalents at beginning of period .............          30.3             21.8
                                                                     -------          -------
Cash and cash equivalents at end of period ...................       $  35.6          $  18.3
                                                                     =======          =======
SUPPLEMENTAL INFORMATION
Cash paid for interest .......................................       $   6.0          $   3.8
                                                                     =======          =======
Cash paid for foreign income taxes ...........................       $   3.5          $   7.0
                                                                     =======          =======

                            See accompanying notes.

                  TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY
               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)
          NINE MONTHS ENDED SEPTEMBER 29, 2001 AND SEPTEMBER 30, 2000


1. BASIS OF PRESENTATION


     The Trim Division of Textron Automotive Company (TAC-Trim) is a business segment of Textron Inc. (Textron).


     These financial statements include the results of operations and all of the assets and liabilities attributable to TAC-Trim. This includes costs incurred by Textron Automotive Company and Textron corporate offices that are directly attributable to TAC-Trim's operations as well as TAC-Trim's allocable share of certain segment costs. Such costs relate to various services provided to TAC-Trim including internal audit, legal, tax, acquisitions analysis and treasury management. It is the segment's policy to allocate central operating costs on the basis of direct usage when identifiable, and on the basis of annual sales when direct usage is not identifiable. In the opinion of management, this method of allocation is reasonable and consistent with the allocation historically followed by TAC-Trim.


     Income tax expense, and tax assets and liabilities have been determined as if the legal entities comprising TAC-Trim had filed separate income tax returns. Interest expense included in the combined statements of income represents interest expense on third party debt in certain foreign countries.


     The amount receivable from or payable to Textron is included in the balance sheet as part of net worth. It represents a net balance as the result of various transactions between TAC-Trim and Textron. There are no terms of settlement or interest charges associated with the account balance. The net balance is primarily the result of TAC-Trim's participation in Textron's central cash management program, wherein all of TAC-Trim's cash receipts in North America, Europe and the United Kingdom are pooled with those from other Textron subsidiaries and all cash disbursements are funded by Textron. Other transactions included intercompany purchases and sales, TAC-Trim's pro rata share of the current portion of consolidated income tax liabilities, and other expenses incurred by Textron on behalf of TAC-Trim.


     All significant balances arising from transactions between TAC-Trim entities have been eliminated.


     The financial statements should be read in conjunction with the combined audited financial statements of TAC-Trim for the years ended December 30, 2000, and January 1, 2000. The financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of TAC-Trim's combined financial position at September 29, 2001, and September 30, 2000 and its combined results of operations and cash flows for each of the respective nine month periods ended September 29, 2001 and September 30, 2000. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.


2. INVENTORIES


     Inventories consist of the following:




                              SEPTEMBER 29,   SEPTEMBER 30,
                                   2001           2000
                             --------------- --------------
                                     (IN MILLIONS)
   Finished goods ..........     $  9.4         $  11.7
   Work in process .........        4.8             6.8
   Raw material ............       28.5            30.1
                                 ------         -------
                                 $ 42.7         $  48.6
                                 ======         =======

               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

3. ACCUMULATED OTHER COMPREHENSIVE LOSS

     Net worth at September 29, 2001 and September 30, 2000 includes accumulated other comprehensive loss, as follows:




                                                      SEPTEMBER 29,   SEPTEMBER 30,
                                                           2001           2000
                                                     --------------- --------------
                                                             (IN MILLIONS)
   Accumulated currency translation losses .........     $  22.2         $ 24.7
   Net deferred gain on hedge contracts ............        (2.2)            --
                                                         -------         ------
                                                         $  20.0         $ 24.7
                                                         =======         ======

4. SPECIAL CHARGES

     During the first quarter of 2001, TAC-Trim approved and committed to a restructuring program based upon targeted cost reductions. The program includes workforce reductions and consolidation of facilities.

     Through the third quarter of 2001, TAC-Trim recorded restructuring costs of $10.2 million in special charges. These restructuring costs primarily included severance and benefits for a workforce reduction of 389 employees.

     Under the current restructuring program, TAC-Trim has reduced its workforce by 370 employees through September 29, 2001. The specific restructuring measures and associated estimated costs are based on TAC-Trim's best judgment under prevailing circumstances. TAC-Trim believes that the restructuring reserve balance at September 29, 2001 of $3.1 million is adequate to carry out the restructuring activities formally identified and committed to as of September 29, 2001 and anticipates that all actions related to these liabilities will be completed prior to the end of 2001.


5. ACQUISITIONS

     In the third quarter 2000, 30% of the outstanding shares of Textron Breed Automotive S.r.l. were purchased, bringing total ownership of this Italian manufacturer of interior and exterior trim parts to 90%. This business has been renamed Textron Automotive Company Italia, S.r.l. (Italia). Also during the quarter, Italia purchased the molding operations of Fiat located at Cassino, Italy. The total cost of these two acquisitions was $8.6 million. The excess of the purchase price over the fair value of the assets has been recorded as goodwill and is not significant.

     In June 2000, 100% of the voting shares of a holding company owning 56.5% of the economic interest in Plascar Industria e Comerico Ltda (Plascar), a Brazilian manufacturer of interior trim parts were acquired. This business was acquired for $38.7 million, including the assumption of $37.8 million of debt. The fair value of the net assets acquired exceeded the purchase price by $47.5 million. The resulting discount reduced fixed assets at the acquisition date.

     In March 2000, all of the shares of M&C Advanced Processes, Inc., a research and development company based in Michigan that developed and patented a closed loop process control system for injection molding, were acquired. The costs of the purchase were $5.2 million and was allocated primarily to the patents and other technology acquired.

     The purchase method of accounting was used for these acquisitions. Since Textron has majority interest in the businesses mentioned, they have been combined in the balance sheets and any applicable amounts of minority interests have been recorded in other liabilities.

     Pro forma revenues, income before income taxes and cumulative effect of change in accounting principle, and net income for the nine months ended September 30, 2000 as if the Plascar acquisition had occurred at the beginning of 2000 are as follows:

               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)


5. ACQUISITIONS (CONTINUED)


                                                 (IN MILLIONS)
                                                --------------
   Revenues:
    As reported .............................     $  1,456.3
    Pro forma ...............................        1,515.2

   Income before income taxes and cumulative
    effect of change in accounting principle:
    As reported .............................     $    128.5
    Pro forma ...............................          122.3

   Net income:
    As reported .............................     $     19.5
    Pro forma ...............................           14.5

6. PRE-PRODUCTION COSTS

     Effective January 2, 2000, TAC-Trim adopted Emerging Issues Task Force Consensus 995, Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements (EITF 995). This consensus requires that all design and development costs, in excess of contractual reimbursements, (i) for products to be sold under long-term supply arrangements be expensed as incurred, and (ii) for tools that the customer will own be expensed unless the supply arrangement provides the supplier the noncancelable right to use the tool during the supply arrangement.

     At January 2, 2000, TAC-Trim recorded a cumulative effect of change in accounting principle of $59.1 million, net of income tax benefit of $31.8 million, related to the adoption of this consensus.


7. CONTINGENCIES AND ENVIRONMENTAL REMEDIATION


CONTINGENCIES

     In connection with the acquisition of Plascar, there are certain claims by a customer and minority shareholders existing at the acquisition date, which management believes have been indemnified by the seller. In addition, TAC-Trim is subject to legal proceedings and claims arising out of the conduct of its business. Some of these matters seek damages, fines or penalties in substantial amounts. On the basis of information presently available, TAC-Trim management believes that these matters will not have a material effect on TAC-Trim's financial condition, results of operations or cash flows.


ENVIRONMENTAL REMEDIATION

     TAC-Trim accrued estimated environmental liabilities based upon currently available facts, existing technology and presently enacted laws and regulations and are subject to a number of factors and uncertainties. Circumstances which can affect the accruals' reliability and precision include identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation and the time period over which remediation may occur. Accrued liabilities relate to disposal costs, U.S. Environmental Protection Agency oversight costs, legal fees and operating and maintenance costs for both currently and formerly owned or operated facilities. TAC-Trim management believes that any changes to the accruals that may result from these factors and uncertainties will not have a material effect on TAC-Trim's financial condition, results of operations, or cash flows. As of September 29, 2001 and September 30, 2000, environmental reserves approximating $27.0 million and $30.2 million, respectively, of which $5.2 million and $1.8 million have

               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)


7. CONTINGENCIES AND ENVIRONMENTAL REMEDIATION (CONTINUED)

been classified as current liabilities, have been established to address these specific estimated potential liabilities. TAC-Trim estimates that its accrued environmental remediation liabilities will likely be paid over the next five to ten years. Certain of these sites also have partial indemnification agreements with third parties.


8. DERIVATIVE FINANCIAL INSTRUMENTS

     Effective December 31, 2000, TAC-Trim adopted Statement of Financial Accounting Standards (SFAS) No. 133. Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. In accordance with the transition provisions of SFAS 133, TAC-Trim recorded a cumulative transition adjustment to increase other comprehensive income by approximately $1 million, net of tax, to recognize the fair value of cash flow hedges as of the date of adoption. The cumulative effect of adoption was not material to TAC-Trim's interim combined statement of income. Textron is exposed to market risk, primarily changes in currency exchange rates. To manage the volatility relating to these exposures, TAC-Trim nets the exposures on a consolidated basis to take advantage of natural offsets. For the residual portion, TAC-Trim enters into various derivative transactions pursuant to Textron's policies in areas such as counterparty exposure and hedging practices. In certain cases, the counterparty is another Textron operating division. Designation is performed on a specific exposure basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. TAC-Trim does not hold or issue derivative financial instruments for trading or speculative purposes.

     TAC-Trim manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The primary purpose of Textron's foreign currency hedging activities is to manage the volatility associated with foreign currency purchases of materials, foreign currency sales of its products and other assets and liabilities created in the normal course of business. TAC-Trim primarily utilizes forward exchange contracts whose maturities are less than twenty-four months. TAC-Trim utilizes purchased foreign currency forward exchange contracts which qualify as cash flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases and overhead expenses. The fair value of these instruments at September 29, 2001 was a $3.8 million asset. Gains and losses on these instruments are deferred in accumulated other comprehensive loss until the underlying transactions are recognized in earnings. The earnings impact is reported in net sales, cost of sales, or selling and administrative expenses, to match the underlying transaction being hedged. Hedging activity for qualifying cash flow hedges is $2.2 million of deferred after-tax gain reported as accumulated other comprehensive income at September 29, 2001 and is expected to be reclassified to earnings in the next twenty-four months. There were no discontinued hedges in the period.


9. NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations will cease upon adoption of this Statement on December 30, 2001. Goodwill and intangible assets acquired in business combinations completed after June 30, 2001 must comply with the provisions of this Statement. Also under this Statement, companies will be required to evaluate all existing goodwill for impairment within six months of adoption by comparing the fair value of each reporting unit to its carrying value at the date of adoption.


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            TRIM DIVISION OF TEXTRON AUTOMOTIVE COMPANY (CONCLUDED)
               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)


9. NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

Any transitional impairment losses will be recognized as the effect of a change in accounting principle. TAC-Trim is evaluating the potential impact of adopting these pronouncements on the results of operations and financial position of TAC-Trim.


     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While the Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. The pronouncement becomes effective for fiscal years beginning after December 15, 2001, with early applications encouraged. TAC-Trim does not expect the adoption of this Statement to have a material effect on its consolidated financial position or results of operations.


10. PENDING CHANGE OF OWNERSHIP


     On August 7, 2001, Textron entered into an agreement to sell the TAC-Trim business to Collins & Aikman Corporation. Closing of the transaction is pending.


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